As filed with the Securities and Exchange Commission on October 3, 2022

No. 333-249751

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1 TO FORM S-3

Registration Statement No. 333-249751

UNDER

THE SECURITIES ACT OF 1933

CITRIX SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-227152
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

(954) 267-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Antonio G. Gomes

Chief Legal and Administrative Officer and Secretary

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

(954) 267-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Timothy Cruickshank, P.C.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

United States

+1 212 446 4800

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-249751) of Citrix Systems, Inc. (“Citrix” or the “Registrant”), filed with the Securities and Exchange Commission on October 30, 2020 (the “Registration Statement”), registering an indeterminate amount of debt securities, common stock, preferred stock, depositary shares, warrants, stock purchase contracts, stock purchase units and hybrid securities combining one or more elements of the foregoing of the Registrant.

As previously disclosed, on January 31, 2022, Citrix entered into an Agreement and Plan of Merger, dated as of January 31, 2022 (the “Merger Agreement”), with Picard Parent, Inc., a Delaware corporation (“Parent”), Picard Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and, for certain limited purposes detailed in the Merger Agreement, TIBCO Software Inc., a Delaware corporation, pursuant to which Merger Sub merged with and into Citrix (the “Merger”), with Citrix surviving the Merger as a wholly-owned subsidiary of Parent. On September 30, 2022, Parent completed its acquisition of Citrix.

As a result of the completion of the transactions contemplated by the Merger Agreement, including the Merger, the Registrant has terminated any and all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with the undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida on the 3rd day of October, 2022.

Citrix Systems, Inc.

By:	/s/ Antonio G. Gomes
Name:	Antonio G. Gomes
Title:	Chief Legal and Administrative Officer and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

3